NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2018 THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 9, 2018) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue of $8,001,000 and $25,397,000 for the three months ended August 31, 2018 (the “2018 third quarter”) and nine months ended August 31, 2018 (the “2018 nine month period”), respectively, as compared to $9,954,000 and $35,020,000 for the three months ended August 31, 2017 (the “2017 third quarter”) and nine months ended August 31, 2017 (the “2017 nine month period”), respectively. The lower total revenue in the 2018 third quarter and 2018 nine month period, versus the comparable 2017 periods, reflected a decrease in revenue from property sales partially offset by an increase in rental revenue. Rental revenue increased to $8,001,000 and $24,374,000 in the 2018 third quarter and 2018 nine month period, respectively, from $7,759,000 and $22,070,000 in the 2017 third quarter and 2017 nine month period, respectively. The higher rental revenue in the 2018 third quarter, as compared to the 2017 third quarter, principally reflected rental revenue from 330 Stone Road (“330 Stone”), an approximately 137,000 square foot industrial/warehouse building in New England Tradeport (“NE Tradeport”), Griffin’s industrial park located in Windsor and East Granby, Connecticut, which was completed and placed in service in the fiscal 2017 fourth quarter. The higher rental revenue in the 2018 nine month period, as compared to the 2017 nine month period, principally reflected rental revenue from 215 International Drive (“215 International”), an approximately 277,000 square foot industrial/warehouse building in Concord, North Carolina (in the greater Charlotte area) that was acquired and became fully leased in the fiscal 2017 third quarter, 330 Stone and new leases of previously vacant space.

There were no property sales in the 2018 third quarter, as compared to revenue from property sales of $2,195,000 for the 2017 third quarter. Revenue from property sales was $1,023,000 for the 2018 nine month period, as compared to $12,950,000 for the 2017 nine month period. Revenue from property sales for the 2017 nine month period included $10,250,000 from the sale of approximately 67 acres of undeveloped land (the “2017 Phoenix Crossing Land Sale”) in Phoenix Crossing, an approximately 268 acre business park master planned by Griffin that straddles the town line between Windsor and Bloomfield, Connecticut. Property sales occur periodically and year to year changes in revenue and gains from property sales may not be indicative of any trends in Griffin’s real estate business.

Griffin reported a net loss for the 2018 third quarter of ($122,000) and a basic and diluted net loss per share of ($0.02), as compared to net income of $1,329,000 and basic and diluted net income per share of $0.27 and $0.26, respectively, for the 2017 third quarter. The net loss in the

2018 third quarter, as compared to net income in the 2017 third quarter, principally reflected the inclusion in the 2017 third quarter of both a pretax gain of $1,940,000 from property sales and a pretax gain of $275,000 on the sale of Griffin’s remaining holdings of common stock of Centaur Media plc (“Centaur”), partially offset by lower income taxes and an increase in profit from leasing activities1 (which Griffin defines as rental revenue less operating expenses of rental properties) in the 2018 third quarter.

For the 2018 nine month period, Griffin reported a net loss of ($1,514,000) and a basic and diluted net loss per share of ($0.30), as compared to net income of $5,117,000 and basic and diluted net income per share of $1.02 for the 2017 nine month period. The net loss in the 2018 nine month period, as compared to net income in the 2017 nine month period, principally reflected the inclusion in the 2017 nine month period of a pretax gain of $7,975,000 on the 2017 Phoenix Crossing Land Sale, the pretax gain on the Centaur sale discussed above, an increase in depreciation and amortization expense principally related to 215 International and 330 Stone, and an increase in interest expense, principally reflecting the higher amount of debt outstanding. Those items were partially offset by an increase in profit from leasing activities, lower general and administrative expense and a lower income tax provision in the 2018 nine month period, as compared to the 2017 nine month period.

Profit from leasing activities increased to $17,096,000 in the 2018 nine month period, from $15,248,000 in the 2017 nine month period, driven by the increase in rental revenue in the 2018 nine month period as compared to the 2017 nine month period. General and administrative expenses decreased to $5,815,000 in the 2018 nine month period from $6,131,000 in the 2017 nine month period, principally due to lower expenses related to Griffin’s non-qualified deferred compensation plan and the 2017 nine month period including the write-off of costs related to a land purchase that was not completed.

As of August 31, 2018, Griffin’s portfolio of rental properties included 35 buildings aggregating approximately 3,710,000 square feet that was 94% leased as compared to 34 buildings aggregating approximately 3,574,000 square feet that was 96% leased as of August 31, 2017. The increase in Griffin’s portfolio as of August 31, 2018 compared to August 31, 2017 reflected 330 Stone. As of August 31, 2018, Griffin’s seventeen industrial/warehouse buildings in the Hartford, Connecticut area, aggregating approximately 1,817,000 square feet, were 94% leased. Griffin’s five industrial/warehouse buildings, aggregating approximately 1,183,000 square feet, in the Lehigh Valley of Pennsylvania and the approximately 277,000 square foot industrial/warehouse building in the Charlotte, North Carolina area were all fully leased as of August 31, 2018. Griffin’s office/flex space of approximately 433,000 square feet was 72% leased as of August 31, 2018.

Subsequent to August 31, 2018, Griffin added two newly completed industrial/warehouse buildings to its portfolio, an approximately 234,000 square foot build-to-suit industrial/warehouse building (“220 Tradeport”) in NE Tradeport, and an approximately 134,000 square foot industrial/warehouse building (“6975 Ambassador”) in the Lehigh Valley that was built on speculation. The full building

1 Profit from leasing activities is not a financial measure in conformity with U.S. GAAP.  It is presented because Griffin believes it is a useful financial indicator for measuring results of its real estate leasing activities.  However, it should not be considered as an alternative to operating income as a measure of operating results in accordance with U.S. GAAP.

lease of 220 Tradeport, which commenced on September 5, 2018, has a term of twelve years and six months with several five year renewal options.  The tenant, an investment grade company, intends to use the building for the distribution of auto parts. 6975 Ambassador is not yet leased. The addition of these two buildings increases Griffin’s total portfolio to approximately 4,078,000 square feet, with industrial/warehouse space comprising 89% of the total portfolio.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements regarding the tenant’s intended use of 220 Tradeport. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2017. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	Aug. 31, 2018	Aug. 31, 2017	Aug. 31, 2018	Aug. 31, 2017
Rental revenue (1)	$8,001	$7,759	$24,374	$22,070
Revenue from property sales (2)	—	2,195	1,023	12,950
Total revenue	8,001	9,954	25,397	35,020

Operating expenses of rental properties (1)	2,189	2,133	7,278	6,822
Depreciation and amortization expense	2,743	2,637	8,450	7,373
General and administrative expenses	1,842	1,735	5,815	6,131
Costs related to property sales	—	255	144	2,915
Total expenses	6,774	6,760	21,687	23,241

Operating income	1,227	3,194	3,710	11,779

Interest expense (3)	(1,487)	(1,443)	(4,566)	(4,200)
Investment income	49	7	75	69
Gain on sale of common stock of Centaur Media plc	—	275	—	275
(Loss) income before income tax provision	(211)	2,033	(781)	7,923
Income tax benefit (provision)	89	(704)	(733)	(2,806)
Net (loss) income	$(122)	$1,329	$(1,514)	$5,117

Basic net (loss) income per common share	$(0.02)	$0.27	$(0.30)	$1.02

Diluted net (loss) income per common share	$(0.02)	$0.26	$(0.30)	$1.02

Weighted average common shares outstanding for computation of basic per share results	5,031	5,001	5,013	5,013

Weighted average common shares outstanding for computation of diluted per share results	5,031	5,028	5,013	5,037

(1) Profit from leasing activities:

	Three Months Ended		Nine Months Ended
	Aug. 31, 2018	Aug. 31, 2017	Aug. 31, 2018	Aug. 31, 2017
Rental revenue	$8,001	$7,759	$24,374	$22,070
Operating expenses of rental properties	2,189	2,133	7,278	6,822
Profit from leasing activities	$5,812	$5,626	$17,096	$15,248

(2) Revenue from property sales in the nine months ended August 31, 2018 included $850 from the sale of approximately 49 acres of undeveloped land in Southwick, Massachusetts.

      Revenue from property sales in the nine months ended August 31, 2017 included $10,250 from the 2017 Phoenix Crossing Land Sale.

(3) Interest expense is primarily for mortgages on Griffin’s rental properties.